EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Management Pension & Benefits Committee

Encana (USA) Retirement Plan

Denver, Colorado

We consent to the incorporation by reference in Encana Corporation’s Registration Statement (No. 333-188758) on Form S-8 of our report dated June 11, 2018, with respect to the statement of net assets available for benefits of Encana (USA) Retirement Plan, formerly known as Encana (USA) 401(k) Plan, as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related supplemental schedule of Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 11-K of the Encana (USA) Retirement Plan.

/s/ EKS&H LLLP

EKS&H LLLP

Denver, Colorado

June 11, 2018